Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-107743, 333-166888, 333-170706, 333-204168 and 333-228102 on Form S-8, 333-214360 on Form S-3, 333-228791, 333-228790 and 333-228791 on Form S-4 of our reports dated February 20, 2019, relating to the consolidated financial statements and financial statement schedule of NiSource Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of NiSource Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
February 20, 2019